Exhibit 99.1

SABA ANNOUNCES RECEIPT OF ANTICIPATED NASDAQ LETTER AND

CHANGE IN CERTIFYING ACCOUNTANT UPON COMPLETION OF RESTATEMENT

Receipt of Anticipated NASDAQ Letter

Redwood Shores, Calif., January 18, 2013 – Saba (NASDAQ:SABA), the premier provider of people-centric enterprise solutions, today announced that on January 14, 2013, Saba received from the Listing Qualifications Department of The NASDAQ Stock Market LLC notification of Saba’s continued noncompliance with NASDAQ Listing Rule 5250(c)(1) due to Saba’s delay in filing its Form 10-Q for the second quarter ended November 30, 2012.

As previously reported, on December 21, 2012, Saba received from the NASDAQ Hearings Panel a decision granting Saba’s request for continued listing on The NASDAQ Stock Market until April 4, 2013. It is a condition to Saba’s continued listing that Saba regain compliance with all applicable requirements for continued listing on The NASDAQ Stock Market on or prior to April 4, 2013, including completion of the previously announced restatement of its historical financial statements and filing with the SEC of all outstanding annual and periodic reports.

In response to the letter from NASDAQ, Saba will supply additional information to NASDAQ regarding the Company’s ongoing progress with the restatement and its plan of compliance.

Change in Certifying Public Accountant Upon Completion of Restatement

On January 14, 2013, Saba was advised by Ernst & Young LLP (“Ernst & Young”), Saba’s current independent registered public accounting firm, that it will resign as Saba’s independent registered public accounting firm effective upon completion of the audit for the fiscal year ended May 31, 2012, including the restatement of the financial statements for the fiscal years ended May 31, 2011 and 2010, and completion of their review of the Company’s unaudited financial statements for the three months ended August 31, 2012 and for the six months ended November 30, 2012.

As previously announced, there is a pending restatement of previously issued financial statements for the fiscal years ended May 31, 2008, 2009, 2010 and 2011. Because of the pending restatement, these financial statements and the related audit reports of Ernst & Young have been withdrawn and should no longer be relied upon. When originally issued, Ernst & Young’s audit reports on these financial statement did not contain any adverse opinion or disclaimer of opinion and such reports were not qualified or modified as to any issues of uncertainty, audit scope or accounting principles.

During Saba’s two most recent fiscal years ended May 31, 2012 and May 31, 2011, and during the subsequent interim period to January 17, 2013, there were no disagreements between Ernst & Young and Saba on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

Except with respect to the issue of material weaknesses referenced below, there were no “reportable events” under Item 304(a)(1)(v) of Regulation S-K that occurred during Saba’s two most recent fiscal years ended May 31, 2012 and May 31, 2011, and during the subsequent interim period to January 17, 2013.

Saba’s management, in consultation with the Audit Committee, is in the process of evaluating Saba’s internal controls over financial reporting in light of matters identified in connection with its pending restatement and its review of its accounting practices. Saba’s ongoing evaluation of these matters is being discussed with Ernst & Young and is expected to be completed in the near future. Based on the results of the previously announced review of Saba’s accounting and time-recording practices in its professional services business, Saba’s management has concluded, consistent with the advice of Ernst & Young, there are material weaknesses in its internal control over financial reporting.

Saba has not completed the preparation of its financial statements and other information required to complete the periodic reports for the fiscal years ended May 31, 2012, 2011 and 2010, as well as for the quarterly periods ended August 31, 2012 and November 30, 2012. Upon completion of the filing of its Forms 10-K and 10-Q applicable to such fiscal years and quarterly periods, Saba will file with the SEC any additional information required to be provided by an amendment to its Form 8-K filed with the SEC on January 18, 2013, pursuant to Items 304(a)(1)(ii), (iv), and (v) of Regulation S-K, as applicable.

The Audit Committee of Saba’s Board of Directors has discussed the subject matter of the above described reportable events with Ernst & Young, and will authorize Ernst & Young to respond fully to the inquiries of a successor auditor concerning the subject matter above.

Saba continues to work to complete the restatement of its prior period financial results in order that it can file its overdue SEC periodic reports as soon as practicable.

The Audit Committee of Saba’s Board of Directors has begun the process of selecting its new independent registered public accounting firm.

About Saba

Saba (NASDAQ: SABA) enables organizations to build a transformative workplace that leverages the advent of social networking in business and the ubiquity of mobile to empower an organization’s most mission-critical assets – its people. Saba provides a set of people-centric enterprise solutions to various businesses and industries worldwide. Saba delivers cloud-based learning management, talent management, and social enterprise solutions to transform the way people work.

Saba’s premier customer base includes major global organizations and industry leaders in financial services, life sciences and healthcare, high tech, automotive and manufacturing, retail, energy and utilities, packaged goods, and public sector organizations. Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791. SABA, the Saba logo, and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, Saba’s identification of “reportable events” and Saba’s ability to comply with the April 4, 2013 NASDAQ deadline by completing the previously announced restatement and filing its outstanding annual report on Form 10-K and periodic reports on Form 10-Qs with the SEC, Saba’s ongoing evaluation of its internal controls over financial reporting, and Saba’s efforts to retain a new independent registered public accounting firm. Saba faces risks and uncertainties that could affect its ability to complete the restatement of its historical financial statements, file its delayed annual report on Form 10-K and periodic reports on Form 10-Qs and regain compliance with the NASDAQ listing requirements or could cause it to determine that additional material weaknesses exists with respect to its internal control over financial reporting. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Contact Info

Saba

Roy Lobo, 650-696-1610

VP of Investor Relations

roylobo@saba.com